SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: January 25, 2003

Commission File Number	Exact Name of Registrant as specified in its charter	State or other Jurisdiction of Incorporation	IRS Employer Identification Number
_____________	_____________	_____________	_____________
1-12609 1-2348	PG&E Corporation Pacific Gas and Electric Company	California California	94-3234914 94-0742640

Pacific Gas and Electric Company 77 Beale Street, P. O. Box 770000 San Francisco, California 94177		PG&E Corporation One Market, Spear Tower, Suite 2400 San Francisco, California 94105

(Address of principal executive offices) (Zip Code)

Pacific Gas and Electric Company (415) 973-7000		PG&E Corporation (415) 267-7000

(Registrant's telephone number, including area code)

Item 9. Regulation FD Disclosure

Pacific Gas and Electric Company Bankruptcy

On February 19, 2003, Standard & Poor’s (S&P), a major credit rating agency, announced that it had re-affirmed its preliminary rating evaluation, originally issued in January 2002, of the corporate credit ratings of, and the securities proposed to be issued by, the four companies that would result from the implementation of the plan of reorganization (Plan) of Pacific Gas and Electric Company (Utility) proposed by the Utility and its parent, PG&E Corporation, in the Utility’s bankruptcy proceeding pending in the U.S. Bankruptcy Court for the Northern District of California (Bankruptcy Court).  S&P stated that the approximately $8.5 billion of securities proposed to be issued by the reorganized Utility and three limited liability companies, as well as their corporate credit ratings, would be capable of achieving investment grade ratings of at least BBB-.

The Plan contemplates that the assets of the Utility’s electric transmission, natural gas transportation and storage, and electric generation businesses would be transferred to three new limited liability companies: ETrans, LLC, GTrans LLC, and Electric Generation LLC (Gen), or collectively the LLCs.   The Plan provides that allowed claims would be satisfied by cash, long-term notes issued by the LLCs or a combination of cash and such notes.  Under the Plan, each of ETrans, GTrans, and Gen would issue long-term notes to the reorganized Utility and the Utility would then transfer the notes to certain holders of allowed claims.  In addition, each of the reorganized Utility, ETrans, GTrans, and Gen would issue “new money” notes in registered public offerings.  The LLCs would transfer the proceeds of the sale of the new money notes, less working capital reserves, to the Utility for payment of allowed claims.  The Plan currently also would reinstate nearly $1.59 billion of preferred stock and pollution control loan agreements.

Among other conditions precedent, before the Plan can become effective it must be confirmed by the Bankruptcy Court; certain transactions contemplated under the Plan must be approved by the Federal Energy Regulatory Commission (FERC), the Nuclear Regulatory Commission, and the Securities and Exchange Commission (SEC); and S&P and Moody's Investors Service shall have established credit ratings for each of the securities to be issued by the reorganized Utility and the LLCs of not less than BBB- and Baa3, respectively.

S&P noted that the assignment of definitive investment grade ratings to the successor companies will depend on the ultimate outcome of the Utility’s bankruptcy proceedings and the satisfaction of certain enumerated conditions, including:

The debt to be issued by each of the reorganized Utility and the LLCs will be secured;

Gen will establish and fund a debt service reserve account and an operating reserve account;

With certain exceptions, Gen will not issue any debt beyond the forecasted amounts without first obtaining from S&P confirmation that the issuance of such additional debt will not cause any investment grade ratings assigned to outstanding Gen debt to be downgraded to speculative grade from investment grade;

The Bankruptcy Court will, as contemplated by the Plan, (1) issue valid orders that override all California legislation and regulations that are inconsistent with the Plan, including, but not limited to, those that preclude the Utility from transferring generation assets to third parties, (2) approve the proposed 12-year power sales agreement (PSA) between the reorganized Utility and Gen, (3) enforce the PSA in accordance with its terms, and (4) approve the transfer of electric transmission, gas transmission, and electric generation assets to the appropriate LLC as contemplated by the Plan;

In accordance with the Plan which prohibits the reorganized Utility from accepting assignment of the California Department of Water Resources (DWR) energy contracts, the Bankruptcy Court, notwithstanding any contrary state law, regulation or policy, will prohibit or shield the reorganized Utility from assuming financial responsibility for the DWR contracts;

PG&E Corporation’s debt will be reduced by at least $500 million before or simultaneous with the effective date of the Plan, primarily with cash on hand;

PG&E Corporation will issue up to $700 million of equity, the proceeds of which will be used, on or before the effective date of the Plan, as necessary to reduce the collective debt levels of the reorganized Utility and the LLCs by about $615 million from the debt levels originally contemplated by the Plan. Such equity issuance is required unless other monies - whether resulting from lower than anticipated creditor claims, FERC-ordered generator refunds, or other sources – are available to reduce the debt levels of the reorganized Utility and the LLCs; and

Neither PG&E Corporation nor the LLCs will issue debt for the purpose of infusing capital into PG&E National Energy Group, Inc. or its subsidiaries (PG&E NEG); moreover, neither PG&E Corporation nor the LLCs shall transfer, dividend, or otherwise deploy available cash balances to PG&E NEG if such use of cash will result in the issuance of debt by PG&E Corporation or the LLCs.

In order to satisfy the conditions specified in S&P’s preliminary rating evaluation, on February 24, 2003, the Utility filed amendments to the Plan with the Bankruptcy Court that, among other modifications:

  permit the reorganized Utility and the LLCs to issue secured debt instead of unsecured debt, permit adjustments in the amount of debt the reorganized Utility and the LLCs would issue so that additional new money notes could be issued if additional cash is required to satisfy allowed claims or to deposit in escrow for disputed claims and such debt can be issued while maintaining investment grade ratings, or so that less debt could be issued in order to obtain investment grade ratings or if less cash is required to satisfy allowed claims and be deposited into escrow for disputed claims, require Gen to establish a debt service reserve account and an operating reserve account, under certain circumstances, permit an increase in the amount of cash creditors receiving cash and notes will receive, permit the Utility’s mortgage-backed pollution control bonds to be redeemed if the reorganized Utility issues secured new money notes, and commit PG&E Corporation to contribute up to $700 million in cash to the Utility’s capital from the issuance of equity or from other available sources, to the extent necessary to satisfy the cash obligations of the Utility in respect of allowed claims and required deposits into escrow for disputed claims, or to obtain investment grade ratings for the debt to be issued by the reorganized Utility and the LLCs.

                If PG&E Corporation is required to issue equity, PG&E Corporation’s amended and restated credit agreement dated October 18, 2002 (Credit Agreement) with loans outstanding in the aggregate principal amount of $720 million, requires mandatory prepayment of outstanding loans in an amount equal to the net cash proceeds from the issuance or sale of equity by PG&E Corporation.  In addition, PG&E Corporation is generally prohibited by the terms of the Credit Agreement from making investments in the Utility, except as specifically permitted by the terms of the loans or as required by applicable law or the conditions adopted by the California Public Utilities Commission with respect to holding companies.  To the extent lender consent is required to permit the transactions specified in the S&P preliminary rating evaluation to occur, PG&E Corporation intends to negotiate with its lenders.  Absent any required lender consent, PG&E Corporation intends to seek to refinance its indebtedness.

In addition to the amendments to the Plan, amendments to various filings at the FERC, and possibly other regulatory agencies, will be required in order to implement the changes to the Plan. The Bankruptcy Court has scheduled ð10 days through March 27, 2003 for continuation of the confirmation trial.  The Bankruptcy Court is holding an additional 3 days in March and 15 days in April, the latest being April 24, 2003, as possible additional trial dates and has expressed hope to conclude both the evidentiary hearings and the post-trial arguments within that time frame, if not sooner. Scheduling matters will be discussed at a status conference to be held on February 27, 2003.

Cautionary Statement Regarding Forward Looking Statements

The Utility also filed revised financial projections for the reorganized Utility and the LLCs with the Bankruptcy Court that are attached to this report as Exhibit 99.  This report and Exhibit 99 hereto contain forward looking statements about the proposed Plan, projected financial information relating to the disaggregated entities and the various assumptions underlying such projections.  These statements, financial projections and underlying assumptions, are necessarily subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward looking statements and financial projections.  Some of the factors that could cause results to differ materially include:

  whether the Bankruptcy Court confirms the Plan, the alternative proposed plan of reorganization sponsored by the CPUC and the Official Committee of Unsecured Creditors, or some other plan of reorganization;

whether regulatory and governmental approvals required to implement a confirmed  plan are obtained and the timing of such approvals;

whether there are any delays in implementation of a plan due to litigation related to regulatory, governmental, or Bankruptcy Court orders; and

future equity or debt market conditions, future interest rates, future credit ratings, and other factors that may affect the ability to implement either plan or affect the amount and value of the securities proposed to be issued under either plan.

In particular, the financial projections, attached as Exhibit 99, have been prepared based upon certain assumptions that PG&E Corporation and the Utility believes to be reasonable under the circumstances, taking into account the purpose for which they were prepared.  However, the financial projections were not prepared with a view toward compliance with the published guidelines of the SEC or the American Institute of Certified Public Accountants regarding projections or forecasts.  In addition, the financial projections have not been examined or compiled by the independent accountants of the Utility or PG&E Corporation.  Neither the Utility nor PG&E Corporation makes any representation as to the accuracy of the projections or the ability of the disaggregated entities to achieve the projected results.  Many of the assumptions on which the projections are based are subject to significant uncertainties.  Inevitably, some assumptions will not materialize and unanticipated events and circumstances may affect the actual financial results.  Therefore, the actual results achieved may vary from the projected results and the variations may be material.

Item 7. Financial Statements, Pro Forma Financial Information, and Exhibits

Exhibit 99 - Financial Projections  related to proposed Plan of Reorganization

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION
By: CHRISTOPHER P. JOHNS

CHRISTOPHER P. JOHNS Senior Vice President and Controller

PACIFIC GAS AND ELECTRIC COMPANY
By: DINYAR B. MISTRY

DINYAR B.MISTRY Vice President and Controller

Date:  February 25, 2003